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                         DESCRIPTION OF CAPITAL STOCK

COMMON STOCK

  The Company is authorized to issue up to 40,000,000 shares of Common Stock, par value $0.01 per share. As of October 25, 1996, the Company had 10,490,391 shares outstanding, 1,635,559 shares of Common Stock reserved for issuance upon exercise of options granted pursuant to the Plans. An additional 1,294,566 shares of Common Stock may be issued pursuant to the Soros/Chatterjee Warrants assuming such warrants were exercised on the date of the Offering at an assumed offering price of $15. The actual number of shares of Common Stock issuable under the Soros/Chatterjee Warrants will be up to 627,899 shares plus an indeterminate number of shares having a fair market value of $10 million as of the date of exercise. Holders of shares of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to such preferential rights of the issued and outstanding Series A Stock more particularly described below, and such preferential rights as the Company's Board of Directors may grant in connection with future issuances of Preferred Stock, holders of shares of Common Stock are entitled to receive such dividends as the Board of Directors may declare in its discretion out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, after payment of liabilities and any liquidation preference on any shares of Preferred Stock then outstanding, the holders of shares of Common Stock are entitled to a distribution of any remaining assets of the Company. Holders of shares of Common Stock have no cumulative voting or preemptive rights. All outstanding shares of Common Stock are, and the shares of Common Stock offered hereby, when issued and paid for, will be, fully paid and nonassessable.

PREFERRED STOCK

  The Company is authorized to issue up to 2,455,000 shares of Preferred Stock, par value $0.01 per share, of which 455,000 shares are designated Series A Stock. All shares of the Series A Stock were issued to the sellers in the Axicorp transaction, 206,666 shares of which were delivered at closing and the balance of which are being held by the Company to secure certain post-closing obligations of the sellers. As a consequence of the consummation of the Offering, all of the Series A Stock will convert into Common Stock on a 3.381 to one basis.

  Dividends are paid on Series A Stock when, as and in the same amount as paid from time to time on the Common Stock. Holders of Series A Stock are not entitled to vote on matters related to the Company other than certain matters related to the capital structure of the Company or matters for which the law provides for such vote. If the Company grants preemptive rights in connection with certain issuances, sales or exchanges of Common Stock of the Company or of securities convertible into Common Stock of the Company, holders of Series A Stock are also granted such preemptive rights. A holder of Series A Stock has the right at any time after March 1, 1998 to convert its Series A Stock, share for share, into Common Stock of the Company. Upon the occurrence of certain events, including the elimination of certain foreign ownership restrictions on the Company, the occurrence of certain transfers of the Company's stock or assets, or the public offering of more than 20% of the Company's Common Stock, shares of Series A Stock automatically convert into shares of Common Stock of the Company. Any particular conversion of shares of Series A Stock held by certain foreign owners into shares of Common Stock of the Company may be limited by foreign ownership restrictions applicable to the Company.

  In addition to the Series A Stock, the Company, without further action by the Stockholders, is also authorized to issue up to 2,000,000 shares of other Preferred Stock, par value $0.01 per share ("Other Preferred Stock"). The Company's Board of Directors may determine the timing, series, designation and number of shares of Other Preferred Stock to be issued, as well as the rights, preferences and limitations of such shares, including those related to voting power, redemption, conversion, dividend rights and liquidation preferences. The issuance of Other Preferred Stock could adversely affect the voting power of the holders of Common Stock of the Company or have the effect of deterring or delaying any attempt by a person, entity or group to obtain control of the Company. See "--Takeover Protection."

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